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                                                                    Exhibit 99.1
                              [DURAMED LETTERHEAD]

                                  PRESS RELEASE


INVESTOR RELATIONS:                            MEDIA INQUIRIES:
Duramed Pharmaceuticals, Inc.                  Ellen Knight or Melissa Kinch
(513) 489-3055                                 Dan Pinger Public Relations Inc.
                                               (513) 751-6161

FOR IMMEDIATE RELEASE
September 13, 1996



            DURAMED COMPLETES ACQUISITION OF HALLMARK PHARMACEUTICALS


CINCINNATI - Mr. E. Thomas Arington, Chairman and CEO of Duramed Pharmaceuticals, Inc. today announced the Company has completed the acquisition of the assets and business of Hallmark Pharmaceuticals, Inc. As previously reported, Hallmark is a privately held pharmaceutical development company headquartered in Somerset, New Jersey. Duramed issued to Hallmark 640,000 shares of Duramed common stock and warrants to purchase 400,000 shares of Duramed common stock at a purchase price of $25.00 per share and will assume certain obligations of Hallmark.

Mr. Arington stated, "With the completion of this agreement we have further defined and expanded our product development program to include the controlled released technology developed at Hallmark. This technology is uniquely important in accessing many of the product opportunities both now and in the future."

As previously reported, the consummation of this transaction will result in a non-cash charge currently estimated to be approximately $10.5 million for the recognition of purchased research and development. This charge will be included in the company's operating results for the third quarter ending September 30, 1996.

Duramed Pharmaceuticals, Inc. manufactures and markets a limited line of prescription generic drug products in tablet, capsule and liquid forms to customers throughout the United States. Headquartered in Cincinnati, Duramed is traded on the NASDAQ national market under the symbol DRMD.

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